Exhibit 10.54

AGREEMENT

This Agreement, dated November 7, 2002, is entered into by and between Bob Gray, an individual (“Mr. Gray”) and St. John Knits International, Incorporated, a Delaware corporation (“SJKI”).

Pursuant to Section 3.11 of the Stockholders’ Agreement, dated July 7, 1999 (the “SA”), Mr. Gray has notified SJKI of his intent to sell to SJKI common stock owned or controlled by him in return for consideration equal to Five Million Dollars ($5,000,000).

Mr. Gray and SJKI have, pursuant to the terms of Section 3.11(c) of the SA, agreed that the fair market value of the shares shall be determined by using the calculation approved by the Board of Directors of SJKI at the board meeting duly held on September 24, 2002. Both parties waive any right to have the fair market value determined in accordance with the definition of Fair Market Value as set forth in the SA.

The parties also agree that the payment described above shall occur as soon as reasonably practicable after the execution of this Agreement, but that the determination of fair market value, and hence the number of shares to be sold to SJKI by Mr. Gray, shall only be determined once the final Fiscal Year 2002 financial statements are completed.

Executed this 7th day of November, 2002.

ST. JOHN KNITS INTERNATIONAL, INCORPORATED, a Delaware corporation	BOB GRAY, an individual

/s/ Bruce Fetter	/s/ Bob Gray
Name: Bruce Fetter Title: Co-Chief Executive Officer